ITEM 6. (A)

                                   EXHIBIT 11

                     STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)




                                           QUARTER ENDED         SIX MONTHS ENDED
                                              JUNE 30,              JUNE 30,
                                         ------------------   ---------------------
                                           1998      1997       1998         1997
                                           ----      ----       ----         ----
Net income                                $5,664    $4,894     $11,983       $9,702
Less:  Preferred stock dividend               43        43          85           86
                                         -------    -------    -------      -------
Net income applicable to common stock    $ 5,621   $ 4,851     $11,898       $9,616

Weighted average common shares
outstanding                              928,819    929,222    929,024      929,222

Earnings per common share                  $6.01      $5.22     $12.81       $10.35




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